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SUIZA FOODS ANNOUNCES ACQUISITION OF DAIRY AND PLASTIC COMPANIES    PR NEWSWIRE

JUNE 23, 1997 7:36 AM EDT

DALLAS, June 23 /PRNewswire/ --Suiza Foods Corporation (NYSE: SZA) announced today that it has signed a definitive agreement to purchase the stock of three dairy manufacturing companies and 16 affiliated plastic manufacturing companies headquartered in Franklin, Massachusetts. The combined businesses had annual sales of approximately $370 million in their most recent fiscal years. The acquired operations include: Garelick Farms in Franklin, Massachusetts; Fairdale Farms in Bennington, Vermont; and Grant's Dairy in Bangor, Maine. They also include the Miscoe Springs water bottling company in Mendon, Massachusetts and 16 plastic bottle manufacturing operations located in Connecticut, Florida, Georgia, Illinois, Louisiana, Maine, Massachusetts, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and Virginia. Suiza expects to complete the acquisition within 60 days pending regulatory approval.

In a separate announcement today Suiza Foods reported that it signed a definitive agreement to acquire Dairy Fresh of Winston-Salem, North Carolina. The combined purchase price of the two transactions is expected to be approximately $400 million in cash and stock, subject to certain post closing adjustments. Financing for these transactions will be provided under a recently expanded $700 million senior lending facility underwritten by First Union National Bank and The First National Bank of Chicago.

Gregg L. Engles, Suiza's Chairman and Chief Executive Officer, commented: "The acquisition of Garelick Farms is an exciting opportunity and an important step forward in our growth strategy. Garelick is the premier fluid dairy processor in the region, and will provide us an important base in New England from which to grow in the dairy category. Garelick's strong brands and its high quality products, workforce and facilities will become important assets for Suiza Foods. In addition to the dairy operations, we receive the added benefit of acquiring a vibrant, very successful and rapidly growing plastic container manufacturing operation that will provide us with a number of synergies and additional growth opportunities. We anticipate the acquisition will be immediately accretive to earnings and, along with adding new businesses and markets, will complement our existing operations by improving efficiency and profitability. We expect Garelick Farms' fine management team and outstanding workforce to stay on and become an important part of the Suiza family."

Alan Bernon, Garelick Farms President, stated: "Joining Suiza offers Garelick Farms and its employees an excellent opportunity to join the team of one of the strongest, fastest growing dairy operators in the country. Suiza shares our goal of providing our customers with the highest quality products and efficient service and providing our employees with a dynamic, growing and secure workplace environment." Peter Bernon, Garelick Farms Chairman, added: "We have built a strong, multi-faceted company and have had a significant amount of success in growing it fairly quickly. By joining forces with Suiza Foods, we can continue to expand our business with the strength and reputation of one of the finest dairy companies in the country. Alan and I are going to continue managing this company under the same family name and by the same quality standards which have been the hallmark of the Garelick brand for 66 years."

Suiza Foods is a Dallas-based consolidator of distribution oriented food businesses. Its principal holdings are in the dairy processing and packaged ice industries and include Suiza Dairy and the Garrido Coffee Company in Puerto Rico, Velda Farms Dairy in Florida, Swiss Dairy in California, Model Dairy in Nevada, and Reddy Ice, the largest packaged ice company in the United States.

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